Exhibit 99.1

George Strayton, President and CEO of Provident New York Bancorp, Announces Retirement

Jack L. Kopnisky Named as Successor

MONTEBELLO, NY--(Marketwire - June 20, 2011) - William F. Helmer, Chairman of the Board of Provident New York Bancorp (NASDAQ: PBNY), announced today that after 25 years at the helm of Provident Bank, President and Chief Executive Officer George Strayton will retire. Mr. Strayton will remain a member of the Board of Directors.

Under Mr. Strayton's leadership, Provident Bank has evolved into a publicly traded institution, made several successful acquisitions, saw a ten-fold increase in deposits, and achieved enviable market position and reputation. Now, at $2.9 billion in assets, Provident Bank is the largest community bank in the region.

Mr. Strayton also built a strong commitment to the community for Provident Bank through its business lending practices and charitable giving activities. Mr. Strayton has held Chairmanship roles in many community organizations over the years including the Rockland Business Association, St. Thomas Aquinas College, The United Way, Rockland County Boy Scouts and others. He encourages Provident Bank officers and employees to get involved as well. "I've always said that what is good for the community is good for Provident Bank. It is our responsibility to support the economic success of our communities," said Mr. Strayton. He also serves on the Board of Orange & Rockland Utilities and has served the banking industry as a member of the Federal Home Loan Bank of New York, The New York Bankers Association, New York Business Development Corporation, and as a member of the Community Depository Institutions Advisory Council to the New York Federal Reserve Bank.

"George Strayton is leaving a legacy of growth and community leadership. It has been an honor to work with him for nearly three decades," said Mr. Helmer. "We are pleased he has agreed to remain on the Board where we will continue to benefit from his knowledge and experience. He leaves behind an extremely strong and talented management team that will continue to serve us well."

"I'm extremely gratified by the success we've achieved during my tenure, and I could not be prouder of all that has been accomplished by our employees. Provident Bank is performing consistently and is well positioned for continued success in the future. The years I have been at Provident Bank have been very rewarding. While the bank grew and prospered, my wife Vicky and I raised our children into adulthood and we now have a grandchild," said Mr. Strayton. He added, "I am looking forward to spending more time with my family and traveling."

Over the past year a thorough and rigorous executive search process was conducted and Jack Kopnisky has been selected to succeed Mr. Strayton as President and Chief Executive Officer. "I have been actively involved with the Board's search for my successor. Mr. Kopnisky is the right person at the right time for Provident Bank," said Mr. Strayton. Mr. Kopnisky will be appointed to the boards of directors of PBNY and Provident Bank. He will start his new position with Provident Bank on July 6.

Mr. Kopnisky, age 55, served as Chief Executive Officer of SJB Escrow Corporation, a $1.1 billion investment pool, since 2009 and as a partner in Mercatus LLC, a national financial services consulting and investing firm, since 2008. From 2005 until 2008, he was President and Chief Executive Officer of First Marblehead Corporation, a provider of outsourcing services for private education lending. Prior to joining First Marblehead, Mr. Kopnisky served in a variety of leadership positions with KeyCorp and predecessor banks from 1998 to 2005. During those years, Mr. Kopnisky served as President Chief Executive Officer, Key Investments Inc., President Retail Banking and as President of the Consumer Banking Group where he was responsible for Retail Banking, Business Banking, Consumer Banking and Community Development. Mr. Kopnisky began his career in banking in 1978 when he joined Pittsburgh National Bank as a Management Trainee.

Mr. Helmer said, "The Board conducted a national search with the assistance of Russell Reynolds Associates before selecting Jack as our new President and Chief Executive Officer. His qualifications and personal characteristics stood out as singularly impressive. Jack has also expressed his strong commitment to continue the Bank's tradition of community involvement. He received the full endorsement of the Board of Directors."

Mr. Kopnisky said, "I am looking forward to building a best in class financial services company. I am impressed with the resources and strong foundation for growth that has been built at Provident and am eager to leverage the capabilities to deliver strong results to our investors, exceptional service to our clients and a terrific work environment for employees."

Upon the commencement of his employment, Mr. Kopnisky will receive a non-qualified stock option valued at $250,000, a restricted stock grant covering $250,000 of the Company's common stock with time-based vesting and a restricted stock grant covering $100,000 of the Company's common stock with performance vesting. The grants will be made pursuant to the NASDAQ inducement grant exception as components of Mr. Kopnisky's employment compensation. The Executive Compensation Committee and Board of Directors approved the grants in accordance with NASDAQ Listing Rule 5635(c)(4).

Headquartered in Montebello, N.Y., Provident Bank, with $2.9 billion in assets, is the largest independent full-service community bank in the lower Hudson Valley. Provident Bank operates 35 branches that serve the Hudson Valley region including three Commercial Banking Centers in Westchester County, and one office in Bergen County, N.J. The bank offers a complete line of commercial, retail and investment services. Visit the Provident Bank Web site at www.providentbanking.com.

CONTACT:
Paul Maisch
EVP, Chief Financial Officer
845.369.8040
Suzanne Copeland
Director of Marketing
845.369.8040
or 901.569.6800